EXHIBIT 2.5

SERIES AGREEMENT SERIES ART-GGMTG, LLC

A Delaware Series Limited Liability Company April 2, 2020

TABLE OF CONTENTS

1.	New Series	1
1.1	Purpose	1
1.2	Name of Series	2
1.3	Definitions	2
1.4	Term	2

2.	Management	2
2.1	Management of Series Business	2
2.2	Series Manager’s Limitation of Liability	2
2.3	Powers of the Series Manager	3
2.4	Exculpation	3

3.	Members	3
3.1	Investor Members	3
3.2	Manager Members	4

4.	Offering Details	4
4.1	Working Capital and Reserves	4
4.2	Deferral of Reimbursements or Manager’s Fees	4

5.	Capital Contributions	5
5.1	Initial Contributions	5
5.2	Additional Contributions	5

6.	Profits, Losses and Distributions	5
6.1	Profits and Losses	5
6.2	Distributions	5

7.	Compensation	6
7.1	Series Manager Fees	6
7.2	Reimbursement	6

8.	Bookkeeping	7

9.	Transfers	7

10.	Dissolution	7

11.	Miscellaneous Provisions	7
11.1	Agreement to Be Bound	7
11.2	Headings	7
11.3	Severability	7
11.4	Integration	8
11.5	Counterparts	8
11.6	Governing Law	8

12.	Signatures

Appendix A: SERIES ART-GGMTG Members		A-1

SERIES ART-GGART, LLC	Series Agreement

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SERIES AGREEMENT

FOR

SERIES ART-GGMTG, LLC

A Delaware Series Limited Liability Company

THIS SERIES AGREEMENT, dated April 2, 2020 (“Series Agreement”), is entered into by and between the Mythic Collection, LLC (the “Company”), and the members of its associated and newly created Series (“SERIES ART-GGMTG”), and the Series Manager, Mythic Markets, Inc., a Delaware corporation (“Series Manager”), collectively the “parties” as further described below.

RECITALS

WHEREAS, the parties hereto have formed a Series limited liability company pursuant to the Delaware Limited Liability Company Act by filing the Certificate of Formation for the Company with the office of the Secretary of the State of Delaware and by entering into the Company Agreement of the Company accompanying this Series Agreement; and

WHEREAS, it is intended by the parties to create an additional Series with such Series having an address of 16 Lagoon Court, San Rafael, California 94903, which shall, acquire, own, and manage Series Underlying Asset(s) from that owned by the Company or associated with any other Series as may be formed by the Company; and

WHEREAS, it is intended by the parties hereto that the debts, liabilities and obligations incurred, contracted for or otherwise existing with respect to this Series and its Series Underlying Asset(s) be enforceable against the assets of this Series and its Series Underlying Asset(s) only, and not against the assets of the Company generally or any other Series thereof; and

NOW THEREFORE, in consideration of the mutual promises and obligations contained herein, the parties, intending to be legally bound, hereby agree as follows:

1. New Series

The Founding Members of the Company hereby create a new Series, which shall be called “SERIES ART-GGMTG, LLC” or “SERIES ART-GGMTG” for purposes of the Company Agreement and this Series Agreement.

1.1 Purpose

SERIES ART-GGMTG, LLC was formed to:

(a)	To acquire, investment, manage, operate, liquidate, and dispose of Underlying Asset(s) by sale or lease to a third-party or to an Affiliate of the Company or its members;

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(b)	Transact all business necessary, appropriate, advisable, convenient, or incidental to the foregoing provisions and objectives.

(c)	The Underlying Asset(s) of the Series is/are list in Appendix B hereto.

1.2 Name of Series

The name of the Series created by this Series Agreement shall be SERIES ART-GGMTG, LLC.

1.3 Definitions

The definitions of capitalized terms not otherwise defined herein are provided in the Company Agreement for Mythic Collections, LLC to which this Agreement is attached as an Exhibit.

1.4 Term

The Series shall commence upon the execution of this Series Agreement, and its approval by the Company Manager.

The Series Agreement will terminate on the earlier of: (i) one year after the date on which the relevant Underlying Asset has been liquidated and the obligations connected to the Underlying Asset (including, contingent obligations) have been terminated, (ii) the removal of Mythic Markets, Inc. as managing member of the Company (and thus all Series of Interests), (iii) upon notice by one party to the other party of a party’s material breach of the Series Agreement or (iv) such other date as agreed between the parties to the Series Agreement.

2. Management

2.1 Management of Series Business

The management of the SERIES ART-GGMTG is invested in a Manager. The Manager of SERIES ART-GGMTG is Mythic Collections, LLC, a Delaware limited liability company (hereinafter “Series Manager”), whose manager is Mythic Markets, Inc., a Delaware corporation, whose CEO is Joe Mahavuthivanij.

2.2 Series Manager’s Limitation of Liability

The liability of the Series Manager shall be limited as provided pursuant to applicable law. The Series Manager is in control of the management, direction, and operation of the Series’ affairs and shall have powers to bind the Series with any legally binding agreement, including setting up and operating separate bank accounts on behalf of the Series.

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2.3 Powers of the Series Manager

The services provided by the Series Manager will include:

•	Together with members of the Advisory Board, creating the asset maintenance policies for the collection of assets;

•

Investigating, selecting, and, on behalf of the applicable series, engaging and conducting business with such persons as the Series Manager deems necessary to ensure the proper performance of its obligations under the Company and Series Agreement, including but not limited to consultants, insurers, insurance agents, maintenance providers, storage providers and transportation providers and any and all persons acting in any other capacity deemed by the Series Manager necessary or desirable for the performance of any of the services under the Company and Series Agreement; and

•	Developing standards for the transportation and care of the Underlying Assets.

2.4 Exculpation

The Series Manager shall not be subject to any liability to the Members for any act or omission, the effect of which may cause or result in loss or damage to the Series or the Members if done in good faith to promote the best interests of the Series.

3. Members

Each of the signatories to this Series Agreement shall be referenced herein as a “Member” or “Series Member” and collectively, as the “Members” or “Series Members” as defined herein and in the Definitions section of the Company Agreement. The Members shall immediately, and from time to time hereafter, execute all documents and do all filing, recording, and other acts as may be required to comply with the operation of the Company or Series under the Act. The Series Manager will maintain an updated list of all Members as shown on Appendix A to this Series Agreement.

3.1 Members (Investors)

Investors will purchase Interests in the Series exchange for their Capital Contributions, and in so doing, will become Members. Members will be entitled to priority returns on their investment and a return of their Capital Contributions before the Series Manager. Members will own fifty percent (50%) of the Interests in the Company and will have a limited right to vote on certain matters described in the Company Agreement associated with this Series Agreement. The Members, other than the Manager, will contribute ninety percent (90%) to ninety-eight percent (98%) of the Total Dollar Amount or total Capital Contributions. This is the total contribution of the class and will depend on the contribution by the Manager.

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3.2 Manager Members (Manager and related parties)

Interests will be distributed to the Series Manager and/or the Key Principals (“Manager Interests”) and/or their Affiliates, or others to whom the Series Manager grants or sells Interests. The Series Manager, Key Principals, or those who provide services in exchange for Interests as determined by the Series Manager, will own fifty percent (50%) of SERIES ART-GGMTG in exchange for their contribution of services to SERIES ART-GGMTG. The Manager will contribute at least two percent (2%) of the Total Dollar Amount or total Capital Contributions. This will establish a Capital Account Balance for the Manager.

4. Offering Details

An Offering for the sale of Interests in the Series shall commence upon qualification of the Form 1-A specifying the Series as filed with the Securities Exchange Commission.

Some of the proceeds will be used to reimburse the Manager, its Affiliates, or third-parties for expenses related to acquisition, improvements, or management of an Asset, including but not limited to such things as due diligence, maintenance, storage, escrow or loan fees associated with acquisition of an Asset, earnest money deposits, organizational expenses, loan guarantee fees, legal fees and other miscellaneous expenses.

The Manager will be reimbursed for legal and organizational expenses associated with setting up the Series.

4.1 Working Capital and Reserves

Proceeds of the Offering that are not used to acquire the Asset will be held in the Series bank account for use as Working Capital and Reserves during operation of the Series. If only a small amount of capital is raised, then additional Working Capital and Reserves may need to be accumulated from cash flow during operation of the Asset and any Distributions to the Members may be deferred until such time as sufficient Reserves have been accumulated, at the Manager’s sole discretion.

4.2 Deferral of Reimbursements or Manager’s Fees

If less than the cost of the Underlying Asset(s)of capital is raised, the Manager may defer collection of Manager’s Fees shown in the Total Dollar Amount column and reimbursement for its expenses without forfeiting any right to collect. The Manager may also elect to defer the collection of Fees due the Manager. In either event the Series will pay the Manager ten percent (10%) annual interest on the deferral of the reimbursements or Fees.

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4.3 Operating Expenses

The Manager has agreed to pay and not be reimbursed for Operating Expenses incurred prior to the Closing. Operating Expenses incurred post-Closing shall be the responsibility of the Series. However, if the Operating Expenses exceed the amount of revenues generated from the Underlying Asset, the Manager may (a) pay such Operating Expenses and not seek reimbursement, (b) loan the amount of the Operating Expenses to the Series, on which the Manager may impose a reasonable rate of interest, which shall not be lower than the Applicable Federal Rate (as defined in the Internal Revenue Code), and be entitled to reimbursement of such amount from future revenues generated by the Series (“Operating Expenses Reimbursement Obligation(s)”), and/or (c) cause additional Interests to be issued in order to cover such additional amounts.

We do not anticipate that the Series will generate any revenues in 2020 and expect the Series to either incur Operating Expenses Reimbursement Obligations or that the Manager pays such Operating Expenses incurred and will not seek reimbursement. See discussion of “Description of the Business – Operating Expenses” for additional information.

5. Capital Contributions

5.1 Initial Contributions

The Members initially shall contribute capital to the SERIES ART-GGMTG as described in Appendix A to this Series Agreement.

5.2 Additional Contributions

No Member shall be obligated to make any additional contribution to the Series’ capital, except in the case of a capital call as described in the Company Agreement.

6. Profits, Losses and Distributions

6.1 Profits and Losses

For financial accounting and tax purposes the Series’ net profits or net losses shall be determined on an annual basis and shall be allocated to the Members in proportion to each Member’s relative capital interest in the Series as set forth in Appendix A hereto as amended from time to time in accordance with Treasury Regulation 1.704-1.

6.2 Free Cash Flow Distributions

Free Cash Flow is the net income (as determined under U.S. generally accepted accounting principles (“GAAP”)) generated by the Series plus any change in net working capital and depreciation and amortization (and any other non-cash Operating Expenses) and less any capital expenditures related to the Underlying Asset (“Free Cash Flow”); provided that Free Cash Flow does not include proceeds from a sale of an Underlying Asset. The Manager may maintain Free Cash Flow funds in a deposit account or an investment account for the benefit of the Series.

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The Manager has sole discretion in determining what distributions of Free Cash Flow, if any, are made to Members of the Series of Interests. Any Free Cash Flow generated by the Series of Interests from the utilization of the Underlying Asset shall be applied within the Series of Interests in the following order of priority:

•	repay any amounts outstanding under Operating Expenses Reimbursement Obligations plus accrued interest;

•	thereafter to create such reserves as the Manager deems necessary, in its sole discretion, to meet future Operating Expenses; and;

•

thereafter, 50% (net of corporate income taxes applicable to the Series of Interests) by way of distribution to the Interest Holders of the Series of Interests, which may include the Asset Sellers (as defined below) of the Underlying Asset or the Manager or any of its affiliates, and;

•	50% to the Series Manager in payment of the Management Fee.

6.3 Timing of Free Cash Flow Distributions

The Manager may make semi-annual distributions of Free Cash Flow remaining to Interest Holders subject to it having the right, in its sole discretion, to withhold distributions including the Management Fee in order to meet anticipated costs and liabilities of the Series. The Manager may change the timing of potential distributions in its sole discretion.

6.4 Disposition of an Underlying Asset

Upon the occurrence of the disposition of the Underlying Asset, any after-tax proceeds distributed: (i) first, to any third party creditors, (ii) second, to any creditors that are the Manager or its affiliates (e.g., payment of any outstanding Operating Expenses Reimbursement Obligation or accrued Management Fee), and thereafter, (iii) to the Interest Holders of the relevant Series of Interests, allocated pro rata based on the number of Interests held by each Interest Holder (which may include the Manager, any of its affiliates and the Asset Seller and which distribution within a Series will be made consistent with any preferences which exist within such Series).

7. Compensation

7.1 Series Manager Fees

The Series Manager (and/or its members or their Affiliates) will earn certain Fees for management of the Series, as described below:

•

The Series Manager will earn a Sourcing Fee of five percent (5%) of the purchase price of the Asset. The “Sourcing Fee” is a fee paid to the Series Manager as compensation for performing due diligence and purchasing a Series Underlying Asset(s) on behalf of the Series.

7.2 Reimbursement

The Series shall reimburse the Series Manager for all direct out-of-pocket expenses incurred by the Series Manager in managing the Series. Further, any Members or Affiliates of the Series Manager who incur out-of-pocket expenses on behalf of the Series will be reimbursed.

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8. Bookkeeping

The Series, for accounting and income tax purposes, shall operate on a Fiscal Year ending December 31 of each year, and shall make such income tax elections and use such methods of depreciation as shall be determined by the Series Manager. The books and records of the Company will be kept on a GAAP basis in accordance with sound accounting practices to reflect all income and expenses of the Series.

9. Transfers

Should any Member have a creditor with a judgment for an assignment of a Membership Interest, the creditor shall only obtain Economic Interest (no voting rights) that such Member has in the Series. The new assignee does not have any rights of the Member or have the ability to be involved in management of the Company or Series or the right to dissolve or partition the Company or Series. The new assignee will only be granted rights to the Member’s Distributions, if the Series Manager decides to distribute at all. The assignee must release the Member’s interests back to the Member upon payment of the judgment.

10. Dissolution

The Series Manager may dissolve the Series at any time once the Series Underlying Asset(s) has been sold. Upon dissolution the Series must pay its debts first before distributing cash, assets, and/or initial capital to the Members or the Membership Interests. The dissolution may only be ordered by the Series Manager or the Founder, not by an owner of Series Membership Interests or by any other member of the Company.

11. Miscellaneous Provisions

11.1 Agreement to Be Bound

Each of the undersigned agrees to be bound by the terms and provisions of this Series Agreement, and the terms of the Company Agreement to which this Series Agreement is attached as an Exhibit.

11.2 Headings

The headings in this Series Agreement are included for convenience and identification only and are in no way intend to describe, interpret, define or limit the scope, extent, or intent of this Series Agreement or any provision hereof.

11.3 Severability

The invalidity or unenforceability of any particular provision of this Series Agreement shall not affect the other provisions hereof, and this Series Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.

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11.4 Integration

This Series Agreement and the Company Agreement collectively constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and shall supersede all prior agreements and understandings pertaining thereto.

11.5 Counterparts

This Series Agreement may be executed in any number of counterparts with the same effect as if all parties had signed the same document. All counterparts shall be construed together and shall constitute one instrument.

11.6 Governing Law

This Series Agreement and the rights of the parties hereunder shall be interpreted in accordance with the laws of the State of Delaware pertaining to a Delaware Series limited liability company, and all rights and remedies shall be governed by such laws, without regard to principles of conflict of laws.

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12. Signatures

IN WITNESS WHEREOF, the parties hereto have executed this Agreement of SERIES ART-GGMTG, LLC, as of the date and year first above written.

MASTER LIMITED LIABILITY COMPANY

 Dated: April 2, 2020

 By: SERIES ART-GGMTG, LLC

A Delaware Series Limited Liability Company

By: Its Series Manager,

Mythic Collection, LLC

A Delaware Series Limited Liability Company

By: Its Manager,

Mythic Market, Inc.

A Delaware Corporation

/s/ Joe Mahavuthivanij

By: Its CEO,

Joe Mahavuthivanij

SERIES MANAGER

Dated: April 2, 2020

 By: Mythic Collection, LLC

A Delaware Series Limited Liability Company

By: Its Manager,

Mythic Market, Inc.

A Delaware Corporation

/s/ Joe Mahavuthivanij

By: Its CEO,

Joe Mahavuthivanij

ALL SUBSCRIBERS INDICATE ACCEPTANCE OF THIS AGREEMENT BY COMPLETING, EXECUTING AND RETURNING THE SUBSCRIPTION AGREEMENT TO THE MANAGER AT THE ADDRESS PROVIDED HEREIN.

SERIES ART-GGMTG, LLC	Series Agreement

Appendix A: SERIES ART-GGMTG Members

SERIES ART-GGMTG Members

(Members and Manager)

(FOR INTERNAL USE ONLY)

Entity/Name	Capital Contribution	Percentage Interests

TOTAL		100%

*DUPLICATE THIS PAGE IF NECESSARY

SERIES ART-GGMTG, LLC	Series Agreement

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Appendix B: SERIES UNDERLYING ASSETS

The art piece titled "Giant Growth" by Sandra Everingham, whose art was used on an original Magic: The Gathering Alpha card of the same name.

SERIES ART-GGMTG, LLC	Series Agreement

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